EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A, of our report dated February 22, 2022, with respect to our audit on the financial statements of LQR House Inc. as of and for January 11, 2021 (Inception), which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California
February 22, 2022